Exhibit 3.2(gg)

CVB NORTHWEST, LLC

(d/b/a One Communications)

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

Dated as of June 30, 2006

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CVB NORTHWEST, LLC

(d/b/a One Communications)

a Washington limited liability company

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT is entered into as of June 30, 2006 by and between CVB NORTHWEST, LLC (d/b/a One Communications), a Washington limited liability company (the “Company”) and the members identified on Schedule I hereto (each a “Member” and collectively, the “Members”).

WHEREAS, the Company was organized on October 18, 2002, as CVB Northwest LLC; and

WHEREAS, the parties desire to amend and restate the existing Operating Agreement in its entirety;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, the parties hereto hereby agree as follows:

ARTICLE 1
THE COMPANY

1.1           Formation.  The Company was formed as a limited liability company under and pursuant to the provisions of the Act by causing the certificate of formation to be filed in the office of the Secretary of State of the State of Washington on October 18, 2002.

1.2           Name.  The name of the Company is “CVB Northwest LLC” and the Company shall conduct its business under such name, or under any assumed, fictitious or other name permitted by law to which the Members may consent.  The Members hereby authorize the Company to conduct business under the name of “One Communications.”

1.3           Duration.  The duration of the Company shall be perpetual, unless earlier dissolved pursuant to this Agreement.

1.4           Principal Place of Business.  The principal office of the Company is 220 Bear Hill Road, Waltham, MA 02451.  The Company may relocate the principal office at any time and may establish such other offices, within or without the State of Washington, as the Member may determine from time to time.

1.5           Registered Office and Registered Agent.  The Company’s registered office is 1780 Barnes Boulevard, S.W. Building G, Tumwater, Washington 98515, and the name of its registered agent at such address is National Registered Agents, Inc.

1.6           Purpose and Powers.  Except as otherwise provided in the certificate of formation, the purpose of the Company is to engage in any activity for which limited liability companies may be organized in the State of Washington.  The Company shall possess and may exercise all powers and do every act not inconsistent with the certificate of formation, this Agreement, the Act or any other law which is necessary or convenient to promote and affect any or all of the purposes of the Company.

1.7           Admission of Member.  One Communications Corp. is the sole Member of the Company.

1.8           Definitions.  For purposes of this Agreement, and in addition to capitalized terms defined elsewhere in this Agreement, the capitalized words and phrases used in this Agreement have the following meanings:

(a)           “Act” means the Washington Limited Liability Company Act, RCW 25.15, et. seq., as amended from time to time.

(b)           “Capital Contribution” means any contribution of Property made by or on behalf of the Member as consideration for an LLC Interest or as a contribution of the capital of the Company.

(c)           “Member” means the Member executing this Agreement or any transferee of the Member.

(d)           “LLC Interest” means the Member’s interest in the profits and losses of the Company and the Member’s right to receive distributions of the Company’s assets.

(e)           “Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

(f)            “Property” means any property, real or personal, tangible or intangible (including goodwill), including cash and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

(g)           “Transfer” means, as a noun, any voluntary or involuntary transfer, exchange, assignment, sale, pledge or hypothecation or other disposition and, as a verb, voluntarily or involuntarily to transfer, exchange, assign, sell, pledge or hypothecate or otherwise dispose of.

ARTICLE 2
CAPITAL CONTRIBUTIONS

The Member has made an original Capital Contribution of cash in the amount of One Thousand Dollars ($1,000.00).  In addition to the Member’s original Capital Contribution, the Member may, in its sole discretion, make additional Capital Contributions to the Company.

ARTICLE 3
MANAGEMENT OF COMPANY

3.1           Member Management.  Subject to Section 3.2 below, the business and affairs of the Company shall be managed by the Members by the affirmative vote of a majority-in-interest of the Members (unless otherwise provided herein).  The Members shall have the power to do any and all acts necessary or convenient to, or for the furtherance of, the purposes described herein, including all powers, statutory or otherwise, possessed by members under the Act.

3.2           Rights and Powers of Officers and Managing Member.  The business and affairs of the Company shall be managed and the conduct of its day-to-day affairs shall be controlled by the Members through such officers appointed by them, and including each other, as it deems desirable to effect and carry out the Company’s business (“Officers”).  Each Officer appointed by the Company shall be subject to the control and direction of the Members and shall have such duties and responsibilities as the Members shall determine.  No Member shall act as agent for the Company or bind the Company in any respect unless expressly authorized by this Agreement or pursuant to any action taken in writing by the Members.  As of the Effective Date, each of Messrs.  Thomas J. Casey, R. Charles Mancini, John Pittenger and James Prenetta shall serve as Officers, with Mr. Casey to serve as President and Chief Executive Officer, Mr. Mancini to serve as Chief Financial Officer, Mr. Pittenger to serve as Senior Vice President and Treasurer and Mr. Prenetta to serve as Executive Vice President, Secretary and General Counsel.  Subject to the terms of this Agreement, the Officers shall have all rights and powers on behalf and in the name of the Company, directly or through delegation to other officers, to perform all acts necessary and desirable to the objects and purposes of the Company.  Without limiting the generality of the foregoing, the Officers shall have the power, directly or through officers, to execute contracts and guaranties, incur liabilities, borrow money, and make final management decisions related to the Company’s day-to-day operations, including but limited to, establishing bank accounts, engaging and supervising the Company’s employees, independent contractors, agents and other personnel as required on such terms as the Officers deem reasonable and appropriate and procuring other insurance (including professional liability coverage), legal services and accounting services, in each case, in the ordinary course of Company’s business.

3.3           Authority to Act for the Company.  Each Member is an agent of the Company for the purpose of its business, and the act of every Member, including the execution in the name of the Company of any instrument, for apparently carrying on in the usual way of the business of the Company, binds the Company, unless (i) the Member so acting has in fact no authority to act for the Company in the particular matter and (ii) the person with whom he or she is dealing has knowledge of the fact that the Member has no such authority.

3.4           Duties of the Members.  The Members shall take all actions that may be necessary or appropriate for the conduct of the Company’s business in accordance with the provisions of this Agreement and applicable laws and regulations.  The Members shall act at all times in good faith and in such manner as may be required to protect and promote the interest of the Company and each other.

3.5           Liability of the Member.  Except as otherwise agreed to by the Member, the Member shall not be liable under a judgment, decree or order of a court, or in any other manner,

for a debt, obligation or liability of the Company.  The Member shall be liable only to make its Capital Contribution and shall not be required to restore a deficit balance in its capital account or to lend any funds to the Company or, after its Capital Contribution has been made, to make any additional contributions, assessments or payments to the Company.

ARTICLE 4
ACCOUNTING AND RECORDS

4.1           Books of Account.  The Company shall maintain a register showing the names and addresses of all past and present Members and Managers, a copy of the certificate of formation and all amendments thereto, copies of the Company’s federal, state and local tax returns, if any, for the three most recent years, copies of the Company’s financial statements, if any, for the three most recent years, a copy of this Agreement and all amendments hereto, and copies of any writings permitted or required by the Act.

4.2           Fiscal Year.  The fiscal year of the Company shall be the calendar year.

4.3           Method of Accounting.  The records of the Company shall be maintained on the same method of accounting as that of the Member.

ARTICLE 5
DISTRIBUTIONS

Except as otherwise required by any nonwaivable provisions of the Act, the Company shall make distributions to the Member as determined from time to time by the Member.

ARTICLE 6
TRANSFER OF LLC INTEREST AND ADMISSION
OF ASSIGNEES AND ADDITIONAL MEMBERS

6.1           Transfer of LLC Interest.  A Member may Transfer all or any part of its LLC Interest at any time.  The transferee shall become a Member simultaneously with and upon the completion of the Transfer of the LLC Interest.  Upon the transfer of the Member’s entire LLC Interest (other than a temporary transfer or transfer as a pledge or security interest) the Member shall cease to be a Member and shall have no further rights or obligations under this Agreement, except that the Member shall have the right to such information as may be necessary for the computation of the Member’s tax liability.

6.2           Admission of Additional Members.  Upon determination of the Member, the Company may admit additional members.

ARTICLE 7
DISSOLUTION AND WINDING UP

7.1           Dissolution.  The Company shall be dissolved and its affairs wound up upon the determination of the Member to dissolve the Company or when otherwise required by the Act.

7.2           Liquidation Upon Dissolution and Winding Up.  Upon the dissolution of the Company, the Manager shall wind up the affairs of the Company.  A full account of the assets and liabilities of the Company shall be taken.  The assets shall be promptly liquidated and the proceeds thereof applied as required by the Act.  In the process of winding up the Company, the Manager may elect to distribute certain property in kind.

7.3           Certificate of Cancellation.  At any time following dissolution of the Company, the Manager or other Person designated by the Manager shall deliver a certificate of cancellation to the Secretary of State of the State of Washington setting forth the information required by the Act.

ARTICLE 8
INDEMNIFICATION AND COMPENSATION

8.1           Indemnification.  The Company shall indemnify, protect, defend, save harmless, and pay all judgments and claims against the Member and each Manager for all costs, losses, liabilities and damages paid or accrued by the Member (either as a Member or as an agent) and each Manager in connection with the business of the Company or because such Person is a Member or Manager, to the fullest extent provided or allowed by applicable law. In addition, the Company shall advance costs of participation in any proceedings to the Member and each Manager.  Upon determination of the Member, the Company may indemnify all other employees, if any, and agents of the Company for all costs, losses, liabilities and damages paid or accrued by the agent or employee in connection with the business of the Company or because such Person is an agent or employee, to the fullest extent provided or allowed by applicable law.

8.2           Compensation of the Manager.  The Manager shall be reimbursed for all reasonable expenses incurred on behalf of the Company but shall not be paid any other compensation for acting in such capacity.

ARTICLE 9
AMENDMENT

This Agreement may be amended or modified from time to time only by a written instrument adopted by the Member and the Company and executed by the Member and the Company.

ARTICLE 10
MISCELLANEOUS

10.1         Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington.

10.2         Headings. Headings in this Agreement are for convenience only and shall not affect its meaning.

10.3         Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions.

10.4         Third-Party Beneficiaries.  This Agreement is intended solely for the benefit of the Member and the Company and shall create no rights or obligations enforceable by any third party, including creditors of the Company, except as otherwise required by applicable law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed and entered into this Limited Liability Company Agreement of the Company effective as of the 30th day of June, 2006.

Company:	CVB Northwest, LLC (d/b/a One Communications)

	By:	/s/ James P. Prenetta, Jr.
Name: James P. Prenetta, Jr.
Title: Executive Vice President, Secretary and General Counsel

Sole Member:	One Communication Corp.

	By:	/s/ James P. Prenetta, Jr.
Name: James P. Prenetta, Jr.
Title: Executive Vice President, Secretary and General Counsel